Exhibit 10.1

AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT TO INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment Agreement”), dated as of May 1, 2023, is made by and between Tailwind International Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”).

WHEREAS, the parties hereto are parties to that certain Investment Management Trust Agreement, dated as of February 23, 2021 (the “Trust Agreement”);

WHEREAS, following the closing of the Offering and as of February 23, 2021, a total of $345,000,000 of the net proceeds from the Offering was placed in the Trust Account;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) 24 months after the closing of the Offering and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date;

WHEREAS, Section 6(c) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may only be modified, amended or deleted with the affirmative vote of sixty five percent (65%) or more of the then outstanding Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares”) voting together as a single class;

WHEREAS, pursuant to a special meeting of the shareholders of the Company held on the date hereof, sixty five percent (65%) of the then issued and outstanding Ordinary Shares and Class B ordinary shares, voting together as a single class, voted affirmatively to approve this Amendment Agreement;

WHEREAS, pursuant to a special meeting of the shareholders of the Company held on the date hereof, shareholders of the Company have passed a special resolution to amend the Company’s amended and restated memorandum and articles of association; and

WHEREAS, each of the Company and the Trustee desires to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms contained in this Amendment Agreement, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Trust Agreement.

2. Amendment to the Trust Agreement. Effective as of the execution hereof, Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only and promptly (x) after receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon May 1, 2023, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date. It is acknowledged and agreed that there should be no reduction in the principal amount per share initially deposited in the Trust Account;”

3. No Further Amendment. The parties hereto agree that except as provided in this Amendment Agreement, the Trust Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment Agreement forms an integral and inseparable part of the Trust Agreement.

4. References. All references to the “Trust Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Trust Agreement shall refer to the Trust Agreement as amended by this Amendment Agreement. Notwithstanding the foregoing, references to the date of the Trust Agreement (as amended hereby) and references in the Trust Agreement to “the date hereof” and terms of similar import shall in all instances continue to refer to February 23, 2021.

5. Governing Law and Jurisdiction. This Amendment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes hereunder. AS TO ANY CLAIM, CROSS- CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

6. Counterparts. This Amendment Agreement may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

7. Other Miscellaneous Terms. The provisions of Sections 6(e) and 6(i) of the Trust Agreement shall apply mutatis mutandis to this Amendment Agreement, as if set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

CONTINENTAL STOCK TRANSFER & TRUST

COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

TAILWIND INTERNATIONAL ACQUISITION CORP.

By:	/s/ Philip Krim
Name:	Philip Krim
Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to the Amendment to Investment Management Trust Agreement]